Exhibit 10.11
AWARD TERMS OF
OPTIONS GRANTED UNDER THE
DUPONT EQUITY AND INCENTIVE PLAN

Introduction	You have been granted stock options under the E.I. du Pont de Nemours and Company Equity and Incentive Plan (“Plan”), subject to the following Award Terms. This grant is also subject to the terms of the Plan itself, which is hereby incorporated by reference. However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern. A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available at:

www1.lvs.dupont.com/employeebenefits/sharesandstockoption. html.

Date of Grant	[___]

Type of Options	Non-qualified stock options (“NQSOs”)

Exercise Price	[___]

Expiration Date	Option will expire no later than [DATE THAT IS THE DAY PRIOR TO THE SIXTH ANNIVERSARY OF THE DATE OF GRANT]. However, the option may expire sooner. Please refer to “Termination of Employment” below.

Vesting Schedule	One-third (1/3) of the options (rounded down to the next full share) will become exercisable on [FIRST ANNIVERSARY OF DATE OF GRANT].

One-third (1/3) of the options (rounded down to the next full share) will become exercisable on [SECOND ANNIVERSARY OF DATE OF GRANT].

The remaining options will become exercisable on [THIRD ANNIVERSARY OF DATE OF GRANT].

In the event of a Change of Control (as defined in the Plan) any unvested options will be automatically vested and will remain exercisable in accordance with these Award Terms. If the consideration paid to the stockholders is solely cash, the Compensation Committee may provide that any unexercised options will be cancelled in exchange for a cash payment equal to the (i) excess consideration paid per share of stock in the Change of Control over the exercise price of your options multiplied by (ii) the number of your unexercised options.

Termination
of Employment

Due to Retirement (as defined in the applicable pension or retirement plan or plan company policy)	If you are an active employee for six months following the date of the grant, the options will be exercisable through the Expiration Date set forth above. After that date, any unexercised options will expire. Any unvested options as of the date of termination will continue to vest in accordance with the Vesting Schedule set forth above.

Due to Lack of Work, Divestiture to Entity Less Than 50% Owned by DuPont, or Total and Permanent Disability	If you are an active employee for six months following the date of the grant, the options will be exercisable through the date that is one year after the date of your termination of employment, or, if earlier, the Expiration Date set forth above. After that date, any unexercised options will expire. Any unvested options as of the date of termination will continue to vest in accordance with the Vesting Schedule set forth above.

Due to Death	If you are an active employee for six months following the date of the grant, the options will be exercisable through the date that is two years after the date of your termination of employment or, if earlier, the Expiration Date set forth above. After that date, any unexercised options will expire. Any unvested options as of the date of termination will be automatically vested.

Due to Any Other Reason (such as voluntary termination)	Options must be exercised by the date on which you terminate employment.

Other Forfeiture	If you engage in misconduct, the Company may demand that you repay this Award, or cash payments you received as a result of this Award, within 10 days following written demand by the Company. “Misconduct” is defined in the Plan, and includes, but is not limited to, termination for cause (also defined in the Plan) or the breach of a noncompete or confidentiality agreement in your employment agreement.

Exercise Methods	There are four exercise methods from which to choose. However, due to local legal requirements, some of those methods may not be available to you. For more information regarding exercise procedure, please refer to the Plan prospectus.

Withholding	Withholding for federal, state and local taxes is required in connection with exercise of non-qualified stock options. When a non-qualified stock option is exercised, the difference between the option price and the value of the stock at time of exercise is compensation subject to withholding. For more information regarding withholding procedures, please refer to the Plan prospectus.

Non-transferability	You may not transfer these options, except by will or laws of descent and distribution. The options are exercisable during your lifetime only by you or your guardian or legal representative.